Exhibit 99.1

Worldwide Headquarters:
195 Clarksville Road
Princeton Junction, NJ 08550
Phone: (609) 716-4000 Fax: (609) 716-0706
www.mistrasgroup.com

FOR IMMEDIATE RELEASE

Francis Joyce Joins MISTRAS
as Chief Financial Officer

Princeton Junction, NJ – July, 2010 – MISTRAS Group, Inc. (NYSE:MG) announces the hiring of Francis T. Joyce as the Chief Financial Officer. He will report to Sotirios J. Vahaviolos, Chairman and CEO of MISTRAS.

With over 30 years of experience, Mr. Joyce has the necessary financial and operating skills essential for a growing public company. He has functioned as a key member of senior management teams across a broad array of industries including both growth-oriented and turn-around businesses. In addition, Mr. Joyce has considerable financing and capital markets experience. Most recently, he was the Chief Financial Officer for the Macquarie Infrastructure Company LLC, a large New York Stock Exchange infrastructure operation and investment company that provides services in the general aviation, bulk liquid storage, gas utility, district cooling and airport parking industries. As a senior executive, he developed the company’s financial and operating goals, led internal audit programs and instituted company-wide forecasting and business unit reporting systems. Prior to the Macquarie Group, Mr. Joyce served as Chief Financial Officer of IMAX Corporation, a NASDAQ company and served as Chief Financial Officer and Treasurer of TheGlobe.com. He started his career in public accounting at KPMG in New York.

“Frank’s significant experience as a Chief Financial Officer of large U.S. public companies will provide the continuity of financial leadership to assist MISTRAS in achieving its growth and profitability goals,” said Sotirios Vahaviolos. “We expect Frank to be a strong liaison for investor relations, partner with our operating management and lead MISTRAS’ financial team.”

Mr. Joyce graduated from the University of Scranton with a Bachelor of Science in Accounting and from the Fordham University Graduate School of Business with a Master of Business Administration in Finance. Along with being a Certified Public Accountant, Frank is a member of Financial Executives International and AICPA, a University of Scranton mentor, former Chairman of the NY State Society of CPA’s and the former Treasurer of the United Scleroderma Foundation.

About MISTRAS Group:
MISTRAS offers one of the broadest services and technology-enabled asset protection solutions portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers the ability to extend the useful life of their assets, improve productivity & profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

MISTRAS uniquely combines its industry leading products and technologies -24/7 on-line monitoring of critical assets; mechanical integrity (MI) and non-destructive testing (NDT) services; and its proprietary world class data warehousing & analysis software- to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company’s website at http://www.mistrasgroup.com or contact Nestor S. Makarigakis, Marketing Communications (MARCOM) Manager at marcom@mistrasgroup.com.

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